Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

CoreSite Realty Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21870Q105

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21870Q105	Schedule 13G	Page 1 of 38

1	Names of Reporting Persons The Carlyle Group L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 2 of 38

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 3 of 38

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person CO

CUSIP No. 21870Q105	Schedule 13G	Page 4 of 38

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 5 of 38

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 6 of 38

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 7 of 38

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 13,775,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 13,775,390

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,775,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 28.9%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 8 of 38

1	Names of Reporting Persons Carlyle Realty V GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 9 of 38

1	Names of Reporting Persons Carlyle Realty V, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.8%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 10 of 38

1	Names of Reporting Persons CoreSite CRP V Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 11 of 38

1	Names of Reporting Persons Carlyle Realty III, GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,391,412
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,391,412

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,412
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 9.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 12 of 38

1	Names of Reporting Persons Carlyle Realty III, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,391,412
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,391,412

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,412
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 9.1%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 13 of 38

1	Names of Reporting Persons CoreSite CRP III Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,391,412
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,391,412

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,412
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 9.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 14 of 38

1	Names of Reporting Persons Carlyle Realty IV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,376,703
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,376,703

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,376,703
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 15 of 38

1	Names of Reporting Persons Carlyle Realty IV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,376,703
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,376,703

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,376,703
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 16 of 38

1	Names of Reporting Persons CoreSite CRP IV Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,376,703
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,376,703

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,376,703
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 17 of 38

1	Names of Reporting Persons CRP IV AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,445,042
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,445,042

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,445,042
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 4.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 18 of 38

1	Names of Reporting Persons CRP IV AIV GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,445,042
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,445,042

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,445,042
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 4.1%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 19 of 38

1	Names of Reporting Persons CRQP IV AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,040,295
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,040,295

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,040,295
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 20 of 38

1	Names of Reporting Persons CRP IV-A AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 404,747
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 404,747

9	Aggregate Amount Beneficially Owned by Each Reporting Person 404,747
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.2%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 21 of 38

1	Names of Reporting Persons CoreSite CRP IV Holdings (VCOC II), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,040,295
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,040,295

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,040,295
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 22 of 38

1	Names of Reporting Persons CoreSite CRP IV Holdings (VCOC I), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 404,747
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 404,747

9	Aggregate Amount Beneficially Owned by Each Reporting Person 404,747
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 23 of 38

1	Names of Reporting Persons CRP III AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 687,015
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 687,015

9	Aggregate Amount Beneficially Owned by Each Reporting Person 687,015
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 24 of 38

1	Names of Reporting Persons CRP III AIV GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 687,015
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 687,015

9	Aggregate Amount Beneficially Owned by Each Reporting Person 687,015
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.0%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 25 of 38

1	Names of Reporting Persons CRQP III AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 687,015
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 687,015

9	Aggregate Amount Beneficially Owned by Each Reporting Person 687,015
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.0%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 26 of 38

1	Names of Reporting Persons CoreSite CRP III Holdings (VCOC), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 687,015
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 687,015

9	Aggregate Amount Beneficially Owned by Each Reporting Person 687,015
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares HARES Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 27 of 38

ITEM 1.	(a) Name of Issuer:

CoreSite Realty Corporation (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

1001 17th Street, Suite 500

Denver, CO, 80202

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group Sub L.P.

Carlyle Realty V GP, L.L.C.

Carlyle Realty V, L.P.

CoreSite CRP V Holdings, LLC

Carlyle Realty III, GP, L.L.C.

Carlyle Realty III, L.P.

CoreSite CRP III Holdings, LLC

Carlyle Realty IV GP, L.L.C.

Carlyle Realty IV, L.P.

CoreSite CRP IV Holdings, LLC

CRP IV AIV GP, L.L.C.

CRP IV AIV GP, L.P.

CRQP IV AIV, L.P.

CRP IV-A AIV, L.P.

CoreSite CRP IV Holdings (VCOC II), LLC

CoreSite CRP IV Holdings (VCOC I), LLC

CRP III AIV GP, L.L.C.

CRP III AIV GP, L.P.

CRQP III AIV, L.P.

CoreSite CRP III Holdings (VCOC), LLC

CUSIP No. 21870Q105	Schedule 13G	Page 28 of 38

(b)	Address of Principal Business Office:

The address for each of the Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized in the state of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”)

(e)	CUSIP Number:

21870Q105

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of shares of Common Stock as of December 31, 2016, assuming that all limited partnership units of CoreSite, L.P. (“OP Units”) owned by the Reporting Persons are converted on a one-for-one basis into shares of Common Stock. Under the limited partnership agreement governing CoreSite, L.P., OP Units may be redeemed for cash or, at the election of the Issuer, for shares of Common Stock on a one-for-one basis. The percent of class presented below is based upon 33,895,155 shares of Common Stock outstanding as of October 26, 2016.

CUSIP No. 21870Q105	Schedule 13G	Page 29 of 38

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	13,775,390	28.9%	0	13,775,390	0	13,775,390
The Carlyle Group L.P.	13,775,390	28.9%	0	13,775,390	0	13,775,390
Carlyle Holdings I GP Inc.	13,775,390	28.9%	0	13,775,390	0	13,775,390
Carlyle Holdings I GP Sub L.L.C.	13,775,390	28.9%	0	13,775,390	0	13,775,390
Carlyle Holdings I L.P.	13,775,390	28.9%	0	13,775,390	0	13,775,390
TC Group, L.L.C.	13,775,390	28.9%	0	13,775,390	0	13,775,390
TC Group Sub L.P.	13,775,390	28.9%	0	13,775,390	0	13,775,390
Carlyle Realty V GP, L.L.C.	5,875,218	14.8%	0	5,875,218	0	5,875,218
Carlyle Realty V, L.P.	5,875,218	14.8%	0	5,875,218	0	5,875,218
CoreSite CRP V Holdings, LLC	5,875,218	14.8%	0	5,875,218	0	5,875,218
Carlyle Realty III, GP, L.L.C.	3,391,412	9.1%	0	3,391,412	0	3,391,412
Carlyle Realty III, L.P.	3,391,412	9.1%	0	3,391,412	0	3,391,412
CoreSite CRP III Holdings, LLC	3,391,412	9.1%	0	3,391,412	0	3,391,412
Carlyle Realty IV GP, L.L.C.	2,376,703	6.6%	0	2,376,703	0	2,376,703
Carlyle Realty IV, L.P.	2,376,703	6.6%	0	2,376,703	0	2,376,703
CoreSite CRP IV Holdings, LLC	2,376,703	6.6%	0	2,376,703	0	2,376,703
CRP IV AIV GP, L.L.C.	1,445,042	4.1%	0	1,445,042	0	1,445,042
CRP IV AIV GP, L.P.	1,445,042	4.1%	0	1,445,042	0	1,445,042
CRQP IV AIV, L.P.	1,040,295	3.0%	0	1,040,295	0	1,040,295
CRP IV-A AIV, L.P.	404,747	1.2%	0	404,747	0	404,747
CoreSite CRP IV Holdings (VCOC II), LLC	1,040,295	3.0%	0	1,040,295	0	1,040,295
CoreSite CRP IV Holdings (VCOC I), LLC	404,747	1.2%	0	404,747	0	404,747
CRP III AIV GP, L.L.C.	687,015	2.0%	0	687,015	0	687,015
CRP III AIV GP, L.P.	687,015	2.0%	0	687,015	0	687,015
CRQP III AIV, L.P.	687,015	2.0%	0	687,015	0	687,015
CoreSite CRP III Holdings (VCOC), LLC	687,015	2.0%	0	687,015	0	687,015

CoreSite CRP III Holdings, LLC, CoreSite CRP III Holdings (VCOC), LLC, CoreSite CRP IV Holdings, LLC, CoreSite CRP IV Holdings (VCOC I), LLC, CoreSite CRP IV Holdings (VCOC II), LLC and CoreSite CRP V Holdings, LLC are the record holders of 3,391,412, 687,015, 2,376,703, 404,747, 1,040,295 and 5,875,218 OP Units, respectively.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general

CUSIP No. 21870Q105	Schedule 13G	Page 31 of 38

partner of TC Group Sub L.P., which is the managing member of each of Carlyle Realty III GP, L.L.C., CRP III AIV GP, L.L.C., Carlyle Realty IV GP, L.L.C., CRP IV AIV GP, L.L.C. and Carlyle Realty V GP, L.L.C.

Carlyle Realty III GP, L.L.C. is the general partner of Carlyle Realty III, L.P. which is the managing member of CoreSite CRP III Holdings, LLC. CRP III AIV GP, L.L.C. is the general partner of CRP III AIV GP, L.P., which is the general partner of CRQP III AIV, L.P., which is the managing member of CoreSite CRP III Holdings (VCOC), LLC.

Carlyle Realty IV GP, L.L.C. is the general partner of Carlyle Realty IV, L.P., which is the managing member of CoreSite CRP IV Holdings, LLC. CRP IV AIV GP, L.L.C. is the general partner of CRP IV AIV GP, L.P., which is the general partner of each of CRP IV-A AIV, L.P. and CRQP IV AIV, L.P., which are the managing members of CoreSite CRP IV Holdings (VCOC I), LLC and CoreSite CRP IV Holdings (VCOC II), LLC, respectively.

Carlyle Realty V GP, L.L.C. is the general partner of Carlyle Realty V, L.P., which is the managing member if CoreSite CRP V Holdings, LLC.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable

CUSIP No. 21870Q105	Schedule 13G	Page 31 of 38

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2017

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I L.P.
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 32 of 38

TC GROUP, L.L.C.
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP SUB L.P.
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE REALTY V GP, L.L.C.
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE REALTY V, L.P.
By Carlyle Realty V GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 33 of 38

CORESITE CRP V HOLDINGS, LLC
By: Carlyle Realty V, L.P., its managing member
By Carlyle Realty V GP, L.L.C., its General Partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE REALTY III, GP, L.L.C.
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE REALTY III, L.P.
By: Carlyle Realty III, GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CORESITE CRP III HOLDINGS, LLC
By: Carlyle Realty III, L.P., its managing member
By: Carlyle Realty III, GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 34 of 38

CRP III AIV GP, L.L.C.
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CRP III AIV GP, L.P.
By: CRP III AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CRQP III AIV, L.P.
By: CRP III AIV GP, L.P., its general partner
By: CRP III AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CORESITE CRP III HOLDINGS (VCOC), LLC
By: CRQP III AIV, L.P., its managing member
By: CRP III AIV GP, L.P., its general partner
By: CRP III AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 35 of 38

CARLYLE REALTY IV GP, L.L.C.
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE REALTY IV, L.P.
By: Carlyle Realty IV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CORESITE CRP IV HOLDINGS, LLC
By: Carlyle Realty IV, L.P., its managing member
By: Carlyle Realty IV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CRP IV AIV GP, L.L.C.
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 36 of 38

CRP IV AIV GP, L.P.
By: CRP IV AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CRP IV-A AIV, L.P.
By: CRP IV AIV GP, L.P. , its general partner
By: CRP IV AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CoreSite CRP IV Holdings (VCOC I), LLC
By: CRQP IV AIV, L.P., its managing member
By: CRP IV AIV GP, L.P., its general partner
By: CRP IV AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CRQP IV AIV, L.P.
By: CRP IV AIV GP, L.P., its general partner
By: CRP IV AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 37 of 38

CORESITE CRP IV HOLDINGS (VCOC II), LLC
By: CRQP IV AIV, L.P. , its managing member
By: CRP IV AIV GP, L.P., its general partner
By: CRP IV AIV GP, L.L.C., its general partner
By: TC Group Sub, L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 21870Q105	Schedule 13G	Page 38 of 38

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).